Exhibit 99.1

	Contacts:	Jay Brown, CFO
Fiona McKone, VP - Corporate Finance
FOR IMMEDIATE RELEASE		Crown Castle International Corp.
713-570-3050

CROWN CASTLE INTERNATIONAL

REPORTS THIRD QUARTER 2013 RESULTS;

AND ANNOUNCES PLAN TO INITIATE DIVIDEND

October 21, 2013 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) today reported results for the quarter ended September 30, 2013.

“We are thrilled with the announcement of the AT&T tower transaction and the continued performance of our core business, which delivered 38% growth in AFFO per share in the third quarter 2013 compared to the same quarter last year,” stated Ben Moreland, Crown Castle’s President and Chief Executive Officer. “During the third quarter, we saw a significant increase in new leasing activity as the carriers focused on improving network quality. Based on this activity and our expectations for next year, our 2014 Outlook assumes 25% to 30% more revenue from new leases in 2014 compared to 2013, before additional leasing activity we expect on the AT&T towers.”

CONSOLIDATED FINANCIAL RESULTS

Total revenue for the third quarter of 2013 increased 21% to $749 million from $621 million for the same period in 2012. Site rental revenue for the third quarter of 2013 increased $82 million, or 15%, to $621 million from $539 million for the same period in the prior year. Site rental gross margin, defined as site rental revenue less site rental cost of operations, increased $35 million, or 9%, to $439 million in the third quarter of 2013 from $403 million in the same period in 2012. Adjusted EBITDA for the third quarter of 2013 increased $40 million, or 10%, to $441 million from $400 million in the same period in 2012.

Funds from Operations (“FFO”) increased 23% to $272 million in the third quarter of 2013, compared to $221 million in the third quarter of 2012. FFO per share increased 22% to $0.93 in the third quarter of 2013, compared to $0.76 in the third quarter of 2012. Adjusted Funds from Operations (“AFFO”) increased 38% to $318 million in the third quarter of 2013, compared to $230 million in the third quarter of 2012. AFFO per share increased 38% to $1.09 in the third quarter of 2013, compared to $0.79 in the third quarter of 2012.

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Net income attributable to CCIC stockholders for the third quarter of 2013 was $46 million, compared to $42 million of net income for the same period in 2012. Net income attributable to CCIC stockholders per common share was $0.16 for the third quarter of 2013, compared to $0.14 per common share in the third quarter of 2012.

AT&T TOWER TRANSACTION

As announced yesterday, Crown Castle entered into a definitive agreement with AT&T to acquire the exclusive right to lease and operate approximately 9,700 AT&T towers in the US for a weighted average term of approximately 28 years for cash consideration of $4.85 billion. In addition, Crown Castle will have the option, primarily between 2032 and 2048, to purchase the leased towers at the end of the respective lease terms for aggregate option payments of approximately $4.2 billion. Crown Castle expects to fund the transaction with cash on hand and equity and debt financing, including borrowings under its revolving credit facility. The transaction is expected to close in the fourth quarter of 2013.

FINANCING AND INVESTING ACTIVITIES

During the third quarter of 2013, Crown Castle invested approximately $131 million in capital expenditures, comprised of $18 million of land purchases, $10 million of sustaining capital expenditures and $103 million of revenue generating capital expenditures.

Additionally, during the third quarter, Crown Castle borrowed $800 million of incremental Term Loan B under the existing senior secured credit agreement with terms substantially the same as our existing Term Loan B. The proceeds were used to repay a portion of the outstanding revolving credit loans. As of September 30, 2013, Crown Castle had approximately $219 million in cash and cash equivalents (excluding restricted cash) and approximately $1.3 billion of availability under its revolving credit facility.

PLAN TO INITIATE DIVIDEND

On September 9, 2013, Crown Castle announced it expects to elect Real Estate Investment Trust (“REIT”) status beginning with the taxable year commencing January 1, 2014. Subject to the successful completion and financing of the aforementioned AT&T tower transaction, Crown Castle expects to initiate a quarterly dividend of 35 cents per share beginning in the first quarter of 2014. Further, Crown Castle expects to utilize its cash flow after dividends consistent with its past practice of investing in acquisitions, the construction of new sites (including small cell networks), land purchases and the purchase of its own securities, including common shares.

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“We are excited to announce our strong operating results, the AT&T tower transaction and our plan to initiate a dividend in the first quarter of 2014,” stated Jay Brown, Crown Castle’s Chief Financial Officer. “Given the significant anticipated cash flow from our existing business and future cash flows from the AT&T towers, we expect to be able to continue to make significant investments to enhance the long-term growth of our business while providing investors with a meaningful dividend. Based on our expectation for growth in our business, we believe that we can grow our dividend over the next five years by at least 15% annually.”

OUTLOOK

This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle’s filings with the Securities and Exchange Commission (“SEC”).

The following Outlook is based on current expectations and assumptions and assumes a US dollar to Australian dollar exchange rate of 0.91 US dollars, 0.96 US dollars and 0.91 US dollars to 1.0 Australian dollar for fourth quarter, full year 2013 and full year 2014 Outlook, respectively.

The Outlook for fourth quarter and full year 2013 does not include any impact from the AT&T tower transaction. The 2014 Outlook includes the expected operating results from the AT&T tower transaction but excludes the impact of the related expected financing. Crown Castle estimates the AT&T towers will contribute approximately $245 million to $255 million to Crown Castle’s 2014 AFFO before the impact of the related expected financing. Further, Crown Castle expects its AFFO per share in 2014 pro forma for the AT&T tower transaction, including the impact of the related expected financing, to be slightly accretive to what its expectation for AFFO per share would have been without the transaction.

As reflected in the following table, Crown Castle has increased the midpoint of its full year 2013 Outlook (previously issued on July 24, 2013) for site rental revenue by $5 million, Adjusted EBITDA by $14 million, and AFFO by $41 million. The increase in the midpoint of Adjusted EBITDA reflects higher expected site rental revenue in addition to higher expected service gross margin contribution. In addition to the aforementioned increase in Adjusted EBITDA, AFFO is also expected to benefit from higher expected contributions related to reimbursements for wireless infrastructure expenditures necessary to accommodate carrier equipment.

With regard to 2014 Outlook, Crown Castle expects revenue from new leases to be 25% to 30% more in 2014 compared to 2013, before additional leasing activity expected on the AT&T towers. The 2014 Outlook for site rental revenue growth of $494 million, or 20%, includes approximately $175 million to $185 million of organic cash revenue growth split approximately evenly between new

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tenant activity and cash escalators, ignoring the impact from straight-line revenue adjustments. In addition, 2014 Outlook for site rental revenues includes the negative impact from leases that come to the end of their respective term and are not renewed of approximately $50 million or 2% of site rental revenues. Of this 2%, approximately half is expected to come from typical churn activity and approximately half from Sprint’s decommissioning of their legacy Nextel iDEN network. Based on Sprint’s stated intention to decommission their iDEN network and Crown Castle’s contractual terms with Sprint, Crown Castle expects approximately 3% of its run-rate site rental revenues to be impacted by the iDEN network decommissioning. These iDEN leases have effective term-end dates spread evenly throughout 2014 and 2015. As a result, Crown Castle expects the reduction to site rental revenues from the iDEN decommissioning to be approximately 1% in 2014 with the remaining approximately 2% impact coming after 2014.

Further, the 2014 Outlook assumes the contribution to 2014 AFFO from services gross margin to be lower by approximately $25 million than the contribution in 2013 and the contribution from prepaid rent (net of amortization) to be approximately $20 million higher than that of 2013. In addition, the 2014 Outlook for AFFO is negatively impacted by approximately $17 million in expected sustaining capital expenditures to remodel and expand certain of our office facilities.

The following table sets forth Crown Castle’s current Outlook for fourth quarter 2013 and full year 2013 and full year 2014:

(in millions, except per share amounts)	Fourth Quarter 2013	Full Year 2013	Full Year 2014(c)
Site rental revenues	$625 to $630	$2,478 to $2,483	$2,967 to $2,982
Site rental cost of operations	$180 to $185	$718 to $723	$919 to $934
Site rental gross margin	$443 to $448	$1,757 to $1,762	$2,038 to $2,053
Adjusted EBITDA	$441 to $446	$1,766 to $1,771	$2,020 to $2,035
Interest expense and amortization of deferred financing costs(a)	$140 to $145	$587 to $592	$563 to $573
FFO	$271 to $276	$1,033 to $1,038	$1,341 to $1,356
AFFO	$318 to $323	$1,230 to $1,235	$1,546 to $1,561
AFFO per share(b)	$1.09 to $1.11	$4.22 to $4.24	Not meaningful(c)
Net income (loss)	$29 to $69	$147 to $187	$199 to $340
Net income (loss) per share - diluted(b)	$0.10 to $0.24	$0.50 to $0.64	Not meaningful(c)

(a)	See the reconciliation of “Components of interest expense and amortization of deferred financing costs” herein for a discussion of non-cash interest expense.
(b)	Based on 291.4 million diluted shares outstanding as of September 30, 2013.
(c)	Excludes the impact of the financing relating to the AT&T tower transaction. Assumes AT&T tower transaction closes on December 31, 2013.

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CONFERENCE CALL DETAILS

Crown Castle has scheduled a conference call for Monday, October 21, 2013, at 7:30 a.m. Eastern Time. The conference call may be accessed by dialing 480-629-9722 and asking for the Crown Castle call at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet at http://investor.crowncastle.com. Any supplemental materials for the call will be posted on the Crown Castle website at http://investor.crowncastle.com.

A telephonic replay of the conference call will be available from 12:30 p.m. Eastern Time on Monday, October 21, 2013, through 11:59 p.m. Eastern Time on Monday, October 28, 2013, and may be accessed by dialing 303-590-3030 using access code 4644535. An audio archive will also be available on the company’s website at http://investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.

Crown Castle owns, operates and leases towers and other infrastructure for wireless communications. Crown Castle offers significant wireless communications coverage to all of the top 100 US markets and to substantially all of the Australian population. Pro forma for the announced transaction with AT&T, Crown Castle owns, operates and manages approximately 40,000 and 1,700 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.

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Non-GAAP Financial Measures and Other Calculations

This press release includes presentations of Adjusted EBITDA, Funds from Operations and Adjusted Funds from Operations, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles (“GAAP”)). Each of the amounts included in the calculation of Adjusted EBITDA, FFO, and AFFO are computed in accordance with GAAP, with the exception of: (1) sustaining capital expenditures, which is not defined under GAAP and (2) our adjustment to the income tax provision in calculations of FFO and AFFO.

Our measures of Adjusted EBITDA, FFO and AFFO may not be comparable to similarly titled measures of other companies, including other companies in the tower sector or those reported by REITs. FFO and AFFO presented are not necessarily indicative of the operating results that would have been achieved had we converted to a REIT, nor are they necessarily indicative of future financial position or operating results. Our FFO and AFFO may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts, including as a result of our adjustment to the income tax provision to reflect our estimate of the cash taxes had we been a REIT.

Adjusted EBITDA, FFO and AFFO are presented as additional information because management believes these measures are useful indicators of the financial performance of our core businesses. In addition, Adjusted EBITDA is a measure of current financial performance used in our debt covenant calculations.

Adjusted EBITDA. Crown Castle defines Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, amortization of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, gains (losses) on retirement of long-term obligations, net gain (loss) on interest rate swaps, impairment of available-for-sale securities, interest income, other income (expense), benefit (provision) for income taxes, cumulative effect of change in accounting principle, income (loss) from discontinued operations and stock-based compensation expense.

Funds from Operations. Crown Castle defines Funds from Operations as net income plus adjusted tax provision plus real estate depreciation, amortization and accretion.

Adjusted Funds from Operations. Crown Castle defines Adjusted Funds from Operations as Funds from Operations before straight-line revenue, straight-line expense, stock-based compensation expense, non-real estate related depreciation, amortization and accretion, amortization of deferred financing costs, debt discounts and interest rate swaps, other (income) expense, gain (loss) on retirement of long-term obligations, net gain (loss) on interest rate swaps, acquisition and integration costs, and asset write-down charges and less capital improvement capital expenditures and corporate capital expenditures.

Sustaining capital expenditures. Crown Castle defines sustaining capital expenditures as either (1) corporate related capital improvements, such as information technology equipment and office equipment or (2) capital improvements to tower sites that enable our customers’ ongoing quiet enjoyment of the tower.

The tables set forth below reconcile these non-GAAP financial measures to comparable GAAP financial measures. The components in these tables may not sum to the total due to rounding.

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Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures:

Adjusted EBITDA for the three months ended September 30, 2013 and 2012 is computed as follows:

	For the Three Months Ended
	September 30, 2013	September 30, 2012
(in millions)
Net income (loss)	$46.5	$43.2
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	3.9	1.6
Acquisition and integration costs	4.4	2.9
Depreciation, amortization and accretion	195.4	154.9
Amortization of prepaid lease purchase price adjustments	3.9	3.9
Interest expense and amortization of deferred financing costs	142.0	144.9
Gains (losses) on retirement of long-term obligations	—	—
Interest income	(0.2)	(0.3)
Other income (expense)	0.6	0.6
Benefit (provision) for income taxes	34.0	32.3
Stock-based compensation expense	10.2	16.2

Adjusted EBITDA	$440.6	$400.2

Adjusted EBITDA for the quarter ending December 31, 2013 and the years ending December 31, 2013 and December 31, 2014 is forecasted as follows:

(in millions)	Q4 2013 Outlook	Full Year 2013 Outlook	Full Year 2014 Outlook
Net income (loss)	$29 to $69	$147 to $187	$199 to $340
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$2 to $4	$13 to $15	$7 to $17
Acquisition and integration costs	$0 to $4	$13 to $17	$11 to $21
Depreciation, amortization and accretion	$190 to $195	$762 to $767	$887 to $947
Amortization of prepaid lease purchase price adjustments	$3 to $5	$14 to $16	$14 to $16
Interest expense and amortization of deferred financing costs(a)	$140 to $145	$587 to $592	$563 to $573
Gains (losses) on retirement of long-term obligations	$0 to $0	$36 to $36	$0 to $0
Interest income	$(1) to $1	$(2) to $0	$(2) to $0
Other income (expense)	$1 to $3	$2 to $4	$2 to $4
Benefit (provision) for income taxes	$31 to $42	$119 to $130	$167 to $192
Stock-based compensation expense	$11 to $13	$40 to $42	$46 to $51

Adjusted EBITDA	$441 to $446	$1,766 to $1,771	$2,020 to $2,035

(a)	See the reconciliation of “Components of interest expense and amortization of deferred financing costs” herein for a discussion of non-cash interest expense.

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FFO and AFFO for the quarter ending December 31, 2013 and the year ending December 31, 2013 are forecasted as follows:

(in millions)	Q4 2013 Outlook	Full Year 2013 Outlook
Net income	$29 to $69	$147 to $187
Adjusted tax provision (a)	$29 to $40	$113 to $124
Real estate related depreciation, amortization and accretion	$188 to $191	$750 to $753

FFO	$271 to $276	$1,033 to $1,038

FFO (from above)	$271 to $276	$1,033 to $1,038

Adjustments to increase (decrease) FFO:
Straight-line revenue (b)	$(9) to $(4)	$(72) to $(67)
Straight-line expense	$18 to $23	$80 to $85
Stock-based compensation expense	$11 to $13	$40 to $42
Non-real estate related depreciation, amortization and accretion	$2 to $4	$12 to $14
Amortization of deferred financing costs, debt discounts and interest rate swaps	$20 to $24	$99 to $103
Other (income) expense	$1 to $3	$2 to $4
Gains (losses) on retirement of long-term obligations	$0 to $0	$36 to $36
Acquisition and integration costs	$0 to $4	$13 to $17
Asset write-down charges	$2 to $4	$13 to $15
Capital improvement capital expenditures	$(9) to $(7)	$(18) to $(16)
Corporate capital expenditures	$(4) to $(2)	$(22) to $(20)

AFFO	$318 to $323	$1,230 to $1,235

Weighted average common shares outstanding — diluted (c)	291.4	291.4

AFFO per share	$1.09 to $1.11	$4.22 to $4.24

(a)	Adjusts the income tax provision to reflect our estimate of the cash taxes had we been a REIT, which predominately relates to foreign taxes paid. As a result, income tax expense (benefit) is lower by the amount of the adjustment.
(b)	Q4 2013 Outlook includes a net benefit of between approximately $38 million and $43 million, comprised of prepaid rents expected to be received during Q4 2013 of between approximately $55 million and $60 million less amortization of prepaid rents received in the current and prior periods of between $15 million and $20 million. Full year 2013 Outlook includes a net benefit of between approximately $145 million and $150 million, comprised of prepaid rents expected to be received during full year 2013 of between approximately $209 million and $214 million less amortization of prepaid rents received in the current and prior periods of between $62 million and $67 million. Crown Castle amortizes prepaid rent over the term of its leases.
(c)	Based on diluted shares outstanding as of September 30, 2013.

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FFO and AFFO for the year ending December 31, 2014 are forecasted as follows:

	Full Year 2014(c)	Full Year 2014(c)

(in millions)	AT&T Tower Acquisition Contribution to Consolidated Outlook	Consolidated Outlook
Net income	$40 to $60	$199 to $340
Adjusted tax provision (a)	$15 to $35	$161 to $186
Real estate related depreciation, amortization and accretion	$130 to $170	$878 to $933

FFO	$212 to $227	$1,341 to $1,356

FFO (from above)	$212 to $227	$1,341 to $1,356
Adjustments to increase (decrease) FFO:
Straight-line revenue(b)	$(5) to $10	$(16) to $(1)
Straight-line expense	$25 to $40	$102 to $117
Stock-based compensation expense	$0 to $0	$46 to $51
Non-real estate related depreciation, amortization and accretion	$0 to $0	$9 to $14
Amortization of deferred financing costs, debt discounts and interest rate swaps	$0 to $0	$77 to $88
Other (income) expense	$0 to $0	$2 to $4
Gains (losses) on retirement of long-term obligations	$0 to $0	$0 to $0
Acquisition and integration costs	$0 to $0	$11 to $21
Asset write-down charges	$0 to $0	$7 to $17
Capital improvement capital expenditures	$(7) to $(5)	$(36) to $(34)
Corporate capital expenditures	$0 to $0	$(35) to $(33)

AFFO	$245 to $255	$1,546 to $1,561

(a)	Adjusts the income tax provision to reflect our estimate of the cash taxes had we been a REIT, which predominately relates to foreign taxes paid. As a result, income tax expense (benefit) is lower by the amount of the adjustment.
(b)	Full year 2014 Outlook includes a net benefit of between approximately $161 million and $176 million, comprised of prepaid rents expected to be received during full year 2014 of between approximately $246 million and $261 million less amortization of prepaid rents received in the current and prior periods of between $80 million and $95 million. Crown Castle amortizes prepaid rent over the term of its leases.
(c)	Excludes the impact of expected financing relating to the AT&T tower transaction. Assumes AT&T tower transaction closes on December 31, 2013.

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FFO and AFFO for the three months ended September 30, 2013 and 2012 are computed as follows:

	For the Three Months Ended
(in millions)	September 30, 2013	September 30, 2012
Net income	$46.5	$43.2
Adjusted tax provision (a)	32.5	28.7
Real estate related depreciation, amortization and accretion	192.7	149.5

FFO	$271.7	$221.3

Weighted average common shares outstanding — diluted	291.4	292.1

FFO per share	$0.93	$0.76

FFO (from above)	271.7	221.3

Adjustments to increase (decrease) FFO:
Straight-line revenue (b)	(6.5)	(48.6)
Straight-line expense	20.6	13.1
Stock-based compensation expense	10.2	16.2
Non-real estate related depreciation, amortization and accretion	2.7	5.4
Amortization of deferred financing costs, debt discounts and interest rate swaps	20.8	24.9
Other (income) expense	0.6	0.6
Gains (losses) on retirement of long-term obligations	—	—
Acquisition and integration costs	4.4	2.9
Asset write-down charges	3.9	1.6
Capital improvement capital expenditures	(3.7)	(4.3)
Corporate capital expenditures	(6.5)	(3.2)

AFFO	$318.2	$229.9

Weighted average common shares outstanding — diluted	291.4	292.1

AFFO per share	$1.09	$0.79

(a)	Adjusts the income tax provision to reflect our estimate of the cash taxes had we been a REIT, which predominately relates to foreign taxes paid. As a result, income tax expense (benefit) is lower by the amount of the adjustment.
(b)	Q3 2013 includes a net benefit of $47 million, comprised of prepaid rents received during Q3 2013 of $64 million less amortization of prepaid rents received in Q3 2013 and prior periods of $17 million. Q3 2012 includes a net benefit of $21 million, comprised of prepaid rents received during Q3 2012 of $34 million less amortization of prepaid rents received in Q3 2012 and prior periods of $13 million. Crown Castle amortizes prepaid rent over the term of its leases.

Other Calculations:

The components of interest expense and amortization of deferred financing costs for the three months ended September 30, 2013 and 2012 are as follows:

	For the Three Months Ended
(in millions)	September 30, 2013	September 30, 2012
Interest expense on debt obligations	$121.2	$119.5
Amortization of deferred financing costs	5.4	5.3
Amortization of adjustments on long-term debt	(1.0)	3.2
Amortization of interest rate swaps(a)	16.2	16.3
Other, net	0.2	0.7

Interest expense and amortization of deferred financing costs	$142.0	$144.9

(a)	Relates to the amortization of interest rate swaps; the swaps were cash settled in prior periods.

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The components of interest expense and amortization of deferred financing costs for the quarter ending December 31, 2013 and the years ending December 31, 2013 and December 31, 2014 are forecasted as follows:

(in millions)	Q4 2013 Outlook	Full Year 2013 Outlook	Full Year 2014(c) Outlook
Interest expense on debt obligations	$121 to $123	$490 to $492	$480 to $490
Amortization of deferred financing costs	$6 to $7	$25 to $26	$22 to $24
Amortization of adjustments on long-term debt	$(1) to 0	$9 to $10	$(5) to $(3)
Amortization of interest rate swaps (a)	$15 to $17	$64 to $66	$60 to $65
Other, net	$0 to $0	$1 to $1	$0 to $2

Interest expense and amortization of deferred financing costs (b)	$140 to $145	$587 to $592	$563 to $573

(a)	Relates to the amortization of interest rate swaps, all of which has been cash settled in prior periods.
(b)	Full year 2013 is inclusive of $16.5 million of non-cash expense related to the 9% senior notes and the 7.75% secured notes that were retired in January 2013.
(c)	Excludes the impact of the financing relating to the AT&T tower transaction. Assumes AT&T tower transaction closes on December 31, 2013.

Debt balances and maturity dates as of September 30, 2013:

(in millions)	Face Value	Final Maturity
Revolver	$255.0	January 2017
Term Loan A	462.5	January 2017
Term Loan B	2,370.1	January 2019
7.125% Senior Notes Due 2019	500.0	November 2019
5.25% Senior Notes	1,649.9	January 2023
2012 Senior Notes(a)	1,500.0	2017/2023
Senior Secured Notes, Series 2009-1(b)	184.5	Various
Senior Secured Tower Revenue Notes, Series 2010-1-2010-3(c)	1,900.0	Various
Senior Secured Tower Revenue Notes, Series 2010-4-2010-6(d)	1,550.0	Various
WCP Secured Wireless Site Contracts Revenue Notes, Series 2010-1(e)	282.9	November 2040
Capital Leases and Other Obligations	113.6	Various

Total Debt	$10,768.5

Less: Cash and Cash Equivalents(f)	$218.6

Net Debt	$10,549.9

(a)	The 2012 Senior Notes consist of $500 million aggregate principal amount of 2.381% secured notes due 2017 and $1.0 billion aggregate principal amount of 3.849% secured notes due 2023.
(b)	The Senior Secured Notes, Series 2009-1 consist of $114.5 million of principal as of September 30, 2013 that amortizes during the period beginning January 2010 and ending in 2019, and $70.0 million of principal that amortizes during the period beginning in 2019 and ending in 2029.
(c)	The Senior Secured Tower Revenue Notes Series 2010-1, 2010-2 and 2010-3 have principal amounts of $300.0 million, $350.0 million, and $1,250.0 million with anticipated repayment dates of 2015, 2017, and 2020, respectively.
(d)	The Senior Secured Tower Revenue Notes Series 2010-4, 2010-5 and 2010-6 have principal amounts of $250.0 million, $300.0 million and $1,000.0 million with anticipated repayment dates of 2015, 2017 and 2020, respectively.
(e)	The WCP Secured Wireless Site Contracts Revenue Notes, Series 2010-1 (“WCP Securitized Notes”) were assumed in connection with the WCP acquisition. If WCP Securitized Notes are not repaid in full by their anticipated repayment dates in 2015, the applicable interest rate increases by an additional approximately 5% per annum. If the WCP Securitized Notes are not repaid in full by their rapid amortization date of 2017, monthly principal payments commence.
(f)	Excludes restricted cash.

Sustaining capital expenditures for the three months ended September 30, 2013 and 2012 is computed as follows:

	For the Three Months Ended
(in millions)	September 30, 2013	September 30, 2012
Capital Expenditures	$130.7	$123.7
Less: Land purchases	17.6	29.9
Less: Wireless infrastructure construction and improvements	102.8	86.4

Sustaining capital expenditures	$10.3	$7.4

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Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements and information that are based on our management’s current expectations. Such statements include, but are not limited to, plans, projections, Outlook and estimates regarding (i) the potential impact of the AT&T tower transaction (“AT&T Transaction”) on our financial and operational results, including revenues, AFFO and leasing, (ii) timing of the AT&T Transaction, (iii) financing and funding of the AT&T Transaction, (iv) our potential election of REIT status, including the timing thereof, (v) dividends, including our dividend plans, timing and the amount and growth of any dividends, (vi) our investments, including the types of such investments and the potential benefits which may be derived therefrom, (vii) cash flows, including from the AT&T towers, (viii) currency exchange rates, (ix) reimbursements for wireless infrastructure expenditures, (x) organic cash revenue growth and its components, including new tenant activity and cash escalators, (xi) tenant churn, (xii) impact of the iDEN network decommissioning, (xiii) capital expenditures, including sustaining capital expenditures, (xiv) site rental revenues, (xv) site rental cost of operations, (xvi) site rental gross margin and services gross margin, (xvii) Adjusted EBITDA, (xviii) interest expense and amortization of deferred financing costs, (xix) FFO, (xx) AFFO, including on a per share basis, (xxi) net income (loss), including on a per share basis, (xxii) prepaid rents, (xxiii) our common shares outstanding, including on a diluted basis and (xxiv) the utility of certain financial measures in analyzing our results.

Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing market conditions and the following:

•	Our business depends on the demand for wireless communications and wireless infrastructure, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in carrier network investment may materially and adversely affect our business (including reducing demand for new tenant additions and network services).

•	A substantial portion of our revenues is derived from a small number of customers, and the loss, consolidation or financial instability of any of our limited number of customers may materially decrease revenues and reduce demand for our wireless infrastructure and network services.

•	Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

•	We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.

•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

•	As a result of competition in our industry, including from some competitors with significantly more resources or less debt than we have, we may find it more difficult to achieve favorable rental rates on our new or renewing customer contracts.

•	The business model for our small cell operations contains differences from our traditional site rental business, resulting in different operational risks. If we do not successfully operate that business model or identify and manage those operational risks, such operations may produce results that are less than anticipated.

•	New technologies may significantly reduce demand for our wireless infrastructure and negatively impact our revenues.

•	New wireless technologies may not deploy or be adopted by customers as rapidly or in the manner projected.

•	If we fail to retain rights to the land under our wireless infrastructure, our business may be adversely affected.

•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

•	The expansion and development of our business, including through acquisitions, increased product offerings, and other strategic growth opportunities, may cause disruptions in our business, which may have an adverse effect on our business, operations and financial results.

•	If we fail to comply with laws and regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.

•	If radio frequency emissions from wireless handsets or equipment on our wireless infrastructure are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs and revenues.

•	The proposed AT&T transaction may not be completed within the expected timeframe, if at all, and the pendency of the proposed AT&T transaction could adversely affect our business and operations.

News Release continued:	Page 13

•	There are a number of implementation and operational complexities to address before Crown Castle expects to convert to a REIT, including completing internal reorganizations. Crown Castle can provide no assurance as to when the conversion to a REIT will be successful, if at all. If Crown Castle fails to elect REIT status for the taxable year commencing January 1, 2014, the next earliest date on which Crown Castle can elect REIT status would be for the taxable year commencing January 1, 2015. In addition, Crown Castle can provide no assurance that any proposed implementation of REIT-related ownership and transfer restrictions will be adopted.

•	REIT qualification involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended, to Crown Castle’s operations, as well as various factual determinations concerning matters and circumstances not entirely within Crown Castle’s control. Although, if Crown Castle converts to a REIT, Crown Castle plans to operate in a manner consistent with REIT qualification rules, Crown Castle cannot give assurance that it will so qualify or remain so qualified.

•	While Crown Castle currently intends to take the steps necessary to convert to a REIT, the REIT election decision is subject to final approval by the Crown Castle Board of Directors. Crown Castle can give no assurances that its Board of Directors will continue to pursue a conversion to a REIT, even if there are no impediments to such conversion.

•	Crown Castle has considered a variety of strategies, including alternative financing, capital and tax strategies, designed to maximize long-term shareholder value, but there can be no assurances that conversion to a REIT will be the most beneficial alternative considered.

•	Changes in legislation or the federal tax rules can adversely impact Crown Castle’s ability to convert to a REIT or the benefits of being a REIT.

•	Certain provisions of our certificate of incorporation, bylaws and operative agreements and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•	We may be adversely affected by our exposure to changes in foreign currency exchange rates relating to our operations in Australia.

Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC. As used in this press release, the term “including”, and any variation thereof, means “including, without limitation.”

News Release continued:	Page 14

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (in thousands)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$218,649	$441,364
Restricted cash	157,699	575,938
Receivables, net	236,211	192,833
Deferred income tax assets	189,878	193,420
Other current assets	197,366	177,769

Total current assets	999,803	1,581,324
Deferred site rental receivables, net	1,031,966	864,819
Property and equipment, net	6,904,346	6,917,531
Goodwill	3,140,308	3,119,957
Other intangible assets, net	2,821,812	2,941,696
Deferred income tax assets	21,311	33,914
Long-term prepaid rent, deferred financing costs and other assets, net	648,026	629,468

Total assets	$15,567,572	$16,088,709

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$315,533	$308,675
Deferred revenues	248,807	241,127
Current maturities of debt and other obligations	115,378	688,056

Total current liabilities	679,718	1,237,858
Debt and other long-term obligations	10,660,076	10,923,186
Deferred income tax liabilities	153,967	65,830
Below-market tenant leases, deferred ground lease payable and other liabilities	1,076,521	910,571

Total liabilities	12,570,282	13,137,445
CCIC Stockholders’ equity	2,982,972	2,938,746
Noncontrolling interest	14,318	12,518

Total equity	2,997,290	2,951,264

Total liabilities and equity	$15,567,572	$16,088,709

News Release continued:	Page 15

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net revenues:
Site rental	$620,766	$538,761	$1,853,030	$1,553,878
Network services and other	128,211	82,576	370,935	204,715

Net revenues	748,977	621,337	2,223,965	1,758,593

Operating expenses:
Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	181,966	135,314	538,587	389,756
Network services and other	81,998	50,029	229,574	121,812
General and administrative	58,504	55,862	171,539	153,941
Asset write-down charges	3,893	1,560	10,705	8,250
Acquisition and integration costs	4,369	2,937	13,186	12,112
Depreciation, amortization and accretion	195,408	154,867	572,518	446,749

Total operating expenses	526,138	400,569	1,536,109	1,132,620

Operating income (loss)	222,839	220,768	687,856	625,973
Interest expense and amortization of deferred financing costs	(142,016)	(144,949)	(446,641)	(427,361)
Gains (losses) on retirement of long-term obligations	(1)	—	(36,487)	(14,586)
Interest income	236	291	861	1,027
Other income (expense)	(631)	(632)	(753)	(3,958)

Income (loss) before income taxes	80,427	75,478	204,836	181,095
Benefit (provision) for income taxes	(33,959)	(32,300)	(88,254)	29,437

Net income (loss)	46,468	43,178	116,582	210,532
Less: Net income (loss) attributable to the noncontrolling interest	632	1,133	2,925	2,443

Net income (loss) attributable to CCIC stockholders	45,836	42,045	113,657	208,089
Dividends on preferred stock	—	—	—	(2,629)

Net income (loss) attributable to CCIC stockholders after deduction of dividends on preferred stock	$45,836	$42,045	$113,657	$205,460

Net income (loss) attributable to CCIC common stockholders, after deduction of dividends on preferred stock, per common share:
Basic	$0.16	$0.14	$0.39	$0.71
Diluted	$0.16	$0.14	$0.39	$0.71

Weighted average common shares outstanding (in thousands):
Basic	290,372	290,762	290,900	288,775
Diluted	291,378	292,098	292,043	290,527

News Release continued:	Page 16

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (in thousands)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$116,582	$210,532
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	572,518	446,749
Gains (losses) on retirement of long-term obligations	36,487	14,586
Amortization of deferred financing costs and other non-cash interest	78,232	74,269
Stock-based compensation expense	29,335	33,573
Asset write-down charges	10,705	8,250
Deferred income tax benefit (provision)	80,999	(35,140)
Other adjustments, net	2,167	13
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	147,721	19,211
Decrease (increase) in assets	(235,879)	(247,585)

Net cash provided by (used for) operating activities	838,867	524,458

Cash flows from investing activities:
Payments for acquisition of businesses, net of cash acquired	(55,131)	(1,236,238)
Capital expenditures	(385,482)	(283,386)
Other investing activities, net	7,601	1,244

Net cash provided by (used for) investing activities	(433,012)	(1,518,380)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	830,941	2,100,000
Proceeds from issuance of capital stock	—	239
Principal payments on debt and other long-term obligations	(77,986)	(59,579)
Purchases and redemptions of long-term debt	(675,481)	(699,486)
Purchases of capital stock	(99,221)	(35,984)
Borrowings under revolving credit facility	94,000	—
Payments under revolving credit facility	(1,092,000)	(251,000)
Payments for financing costs	(20,753)	(40,255)
Net decrease (increase) in restricted cash	415,498	19,533
Dividends on preferred stock	—	(2,481)

Net cash provided by (used for) financing activities	(625,002)	1,030,987

Effect of exchange rate changes on cash	(3,568)	1,718

Net increase (decrease) in cash and cash equivalents	(222,715)	38,783
Cash and cash equivalents at beginning of period	441,364	80,120

Cash and cash equivalents at end of period	$218,649	$118,903

Supplemental disclosure of cash flow information:
Interest paid	356,421	364,507
Income taxes paid	12,769	3,092

CROWN CASTLE INTERNATIONAL CORP.

Summary Fact Sheet

(dollars in millions)

	Quarter Ended
	12/31/2012			3/31/2013			6/30/2013			9/30/2013
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Revenues
Site Rental	$537.9	$32.4	$570.3	$581.3	$34.1	$615.4	$583.6	$33.3	$616.8	$589.4	$31.4	$620.8
Services	98.0	5.8	103.8	117.9	6.8	124.6	113.1	5.0	118.1	122.1	6.1	128.2

Total Revenues	635.9	38.2	674.1	699.1	40.9	740.1	696.6	38.3	734.9	711.5	37.5	749.0

Operating Expenses
Site Rental	140.6	8.9	149.5	167.6	10.0	177.6	169.2	9.8	179.0	172.8	9.2	182.0
Services	63.5	4.4	67.9	71.8	5.5	77.4	66.0	4.2	70.2	77.9	4.1	82.0

Total Operating Expenses	204.1	13.3	217.4	239.4	15.5	255.0	235.3	13.9	249.2	250.7	13.2	264.0

General & Administrative	49.3	9.4	58.6	52.6	5.7	58.2	49.2	5.6	54.8	52.3	6.2	58.5

Add: Stock-Based Compensation	8.4	3.6	12.0	10.0	0.1	10.1	9.4	0.2	9.6	9.9	0.3	10.2

Add: Amortization of prepaid lease purchase price adjustments	3.9	—	3.9	3.9	—	3.9	3.9	—	3.9	3.9	—	3.9

Adjusted EBITDA	$394.8	$19.1	$413.9	$421.0	$19.8	$440.8	$425.5	$18.9	$444.4	$422.2	$18.4	$440.6

	Quarter Ended
	12/31/2012			3/31/2013			6/30/2013			9/30/2013
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Gross Margins:
Site Rental	74%	73%	74%	71%	71%	71%	71%	71%	71%	71%	71%	71%
Services	35%	24%	35%	39%	18%	38%	42%	17%	41%	36%	34%	36%

Adjusted EBITDA	62%	50%	61%	60%	48%	60%	61%	49%	60%	59%	49%	59%

Reconciliation of Non-GAAP Financial Measure (Adjusted EBITDA) to GAAP Financial Measure:

(dollars in millions)

	Quarter Ended
	12/31/2012	3/31/2013	6/30/2013	9/30/2013
Net income (loss)	$(9.6)	$16.7	$53.4	$46.5
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	7.3	3.7	3.1	3.9
Acquisition and integration costs	6.2	1.6	7.2	4.4
Depreciation, amortization and accretion	175.8	186.5	190.7	195.4
Amortization of prepaid lease purchase price adjustment	3.9	3.9	3.9	3.9
Interest expense, amortization of deferred financing costs	173.7	164.4	140.3	142.0
Gains (losses) on retirement of long-term obligations	117.4	35.9	0.6	—
Interest income	(3.5)	(0.3)	(0.3)	(0.2)
Other income (expense)	1.4	0.6	(0.5)	0.6
Benefit (provision) for income taxes	(70.6)	17.7	36.6	34.0
Stock-based compensation	12.0	10.1	9.6	10.2

Adjusted EBITDA	$413.9	$440.8	$444.4	$440.6

Note: Components may not sum to total due to rounding.

CCI Fact Sheet

(dollars in millions)

	Quarter Ended
	9/30/2012		9/30/2013		% Change
CCUSA
Site Rental Revenues	$507.2		$589.4		16%
Ending Towers (a)	22,700		29,866		32%

CCAL
Site Rental Revenues	$31.5		$31.4		(1)%
Ending Towers (a)	1,694		1,753		3%

Total CCIC
Site Rental Revenues	$538.8		$620.8		15%
Ending Towers (a)	24,394		31,619		30%

Ending Cash and Cash Equivalents	$118.9	*	$218.6	*
Total Face Value of Debt	$8,426.9		$10,768.5
Net Debt	$8,308.0		$10,549.9

Net Leverage Ratios:(b)
Net Debt / Adjusted EBITDA	5.2X		6.0X
Last Quarter Annualized Adjusted EBITDA	$1,600.7		$1,762.2

*	Excludes Restricted Cash
(a)	Exclusive of small cell networks
(b)	Based on Face Values

Note: Components may not sum to total due to rounding.